DOLLAR FINANCIAL GROUP
                                                Moderator: Don Gayhardt
                                                August 30, 2004/3:00 p.m. CDT







                             DOLLAR FINANCIAL GROUP

                                 August 30, 2004
                                  3:00 p.m. CDT



Coordinator         Hello and welcome to the Dollar  Financial Group fiscal 2004 year-end operating results conference call. At this time, all participants are in a listen-only mode and after the presentation we will conduct a question and answer session.
                    At the request of Dollar Financial Group, today's conference is being recorded. It is now my pleasure to turn the meeting over to Mr. Don Gayhardt, President of Dollar Financial
                    Group. Sir, you may begin your call.

D.Gayhardt          Great.  Thank you.  Good  afternoon,  everybody.  Thanks for joining us.  Before we begin with our 2004  fiscal  year-end operating  results  conference  call, I'd like to remind you that the  remarks  made during  this  conference  call about
                    future   expectations,   trends,   plans,   forecasts,   and
                    performance  for  Dollar  Financial  Group,  Inc.,  and  its markets are  forward-looking  statements within the means of the Private Securities  Litigation Reform Act of 1995. These
                    forward-looking  statements  reflect  our  current  beliefs, estimates  and  expectations  that involve a number of risks
                    and  uncertainties.   Listeners  are  cautioned  that  these
                    forward-looking statements may differ materially from actual future events or performance and are advised not to place any undue reliance on any forward-looking statements which speak only as of the date of this call.

                    Factors that could effect results are outlined in our press release dated August 27, 2004 and a more thorough listing of risk factors are discussed in our annual report on Form 10K.

                    In addition, I will remind you that we have an equity offering for our parent company, Dollar Financial Corp., currently in registration with the SEC. As most of you know, we postponed our IPO at the end of July; however, it was a postponement, not a cancellation so that registration statement is still open with the SEC.

                    With  that,  I'd  like to turn  it  over  to Jeff  for  some
                    introductory   remarks   before  we  discuss  the  financial
                    results.

J.Weiss Thanks, Don. Good afternoon, everyone. We are very pleased to report another strong year. Don will give you more of the details but I believe the results indicate more evidence of the secular trends that we have often spoken of continue to accelerate and the steps that we have taken to improve profitability and cash generation are continuing to drive improvements in our operations, financial results, capital position and financial flexibility.

                    As we've talked about before, we continue to believe that the secular trends that have been driving our business continue to accelerate. It's my view that the barbell economy, an economy of low-wage, service sector workers at one end, highly-paid knowledge workers at the other and unfortunately, the thinning middle class at the center is becoming an accepted reality in all major markets. And this acceptance is helping to bring our products and our businesses to the mainstream of the financial marketplace.



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                    The economy in each of our three major markets  continues to perform well. While we are seeing some signs of moderation in the US, we still believe that, at least from our vantage point with our target customer base, job and wage growth continues. While a number of other retails have reported that gas prices and other factors have softened sales over the summer, I think it's important to note that we are essentially first in line when it comes to our customer spending. We get paid either out of the paycheck or on payday. Consequently, we think we are more insulated from these problems, not immune, but more insulated. Having said that, I'd like to take a few minutes to review our accomplishments during fiscal 2004.

                    We added 17 new company-owned locations; 14 de novo sites and 3 acquired stores; we increased our franchise base by a net 12 new locations. Our overall financial results were outstanding. Don will give you more of the details later, but we recorded record revenue with adjusted EBITDA and significant increases in same-store sales, total revenue, store level and operating margins and net income.

                    Transaction volumes grew across the board. Check volume, as measured by the face amount of checks cashed, grew 7.8%; loan volume, as measured by company-funded dollars lent, grew 14% and our servicing revenue grew 14.5%. We generated significant free cash flow and now have ample liquidity and flexibility to operate and grow our businesses in all three markets.

                    We have an average excess cash balance of $16.7 million during the month of June and we have our $53.5 million revolving credit facility as well. We also prepaid our UK participation facility at the end of June, which will lower our borrowing cost in fiscal 2005.

                    Our credit metrics are well in line with our expectations and recent trends. We solidified and grew existing key relationships, our two banks/agent partners: First Bank of Delaware and County Bank, Western Union Money Transfer and established several new agent relationships, most notably with Visa and West Suburban Bank to exclusively market Visa branded pre-paid cash products in the US.

                    We strengthened our management team in several key areas, most notably, Randy Underwood has joined us as our new CFO, he joined in June; ending Don's three years interim CFO term. Randy has a terrific background, the Coleman Company, Thorn Americas/Rent-a-Center and KPMG Peat Marwick. We believe that he will be a terrific addition to our team.

                    Now I'll turn it over to Don to provide some more detail of the financial results for the year and the quarter, as well as some guidance for 2005. Thanks.

D.Gayhardt          Great.  Thanks, Jeff. Our June quarter was a terrific end to fiscal 2004. First, I have a few P&L highlights.  During the quarter,  total revenues increased 13.7% over the prior year to $63.1 million.  Comparable  store sales  increased  12.8%
                    both by strong increases in US and Canadian loan fees and UK check cashing revenue. I should point out that while we certainly benefited from a weaker dollar, same store sales in constant dollars, again, factoring out a currency impact, increased 10.6% in the quarter. Total check cashing fees increased 6.9%; net lending revenue increased 25% and other revenues increased 12.8%.

                    Corporate expenses for the 2004 fiscal fourth quarter were $10.1 million or 16.0% of revenue compared to $7.5 million and 13.6% of total revenue for the prior year period. As we mentioned in our press release, a significant portion of this increase was related to costs associated with the revaluation of US dollar denominated debt held by our U.K. subsidiary and the modification of our foreign currency hedging program at year-end.

                    I think it's important to note, as Jeff mentioned, we repaid that debt at the end of June so we won't have any revaluation costs running through the P&L any more. And we also revised our hedging program in June and as part of that, we liquidated puts that we ordinarily would have held and amortized over much longer period of time.

                    We believe  that a  meaningful  portion  of these  costs are non-recurring and we feel comfortable that corporate expenses will be in the range of 13% as a percentage of sales going forward.

                    Adjusted EBITDA increased $2.6 million or 19.3%; the $16.2 million for the fiscal fourth quarter, from $13.6 million for the prior year period. I should point out that adjusted EBITDA is not an item prepared in accordance with GAAP and I encourage you to review the net income to adjusted EBITDA reconciliation that was provided in our earnings release.

                    Net income increased $3.3 million to $3.8 million for the fourth quarter, from $577,000 from the prior year period and this increase came despite a $277,000 pre-tax charge for debt extinguishment related again to the early repayment of the collateralized borrowing in the UK.

                    During the quarter, our income tax provision was 30% which demonstrates the impact of the changes that we made to our tax structure; but it is lower than our projected sustainable rate of approximately 42%. As we conservatively use an effective tax rate for 41% for Canada for the first three quarters, we simply trued up the Canadian rate to the recently enacted 35.5% rate and that most of the change, there's about a $1 million gap there and that's the true up that we made in the fourth quarter. Going forward, we're comfortable with approximately 42% effective tax rate.

                    The margin expansion that we've seen over the past seven quarters continued as our store operating margin defines total revenue less expenses directly related to operating our stores including certain regional administrative costs; increased to 37.6% from 36.2% in the year ago period.

                    Adjusted EBITDA is a percentage of total revenue increased to 25.8% for the quarter from 24.5% for the prior year period. This margin expansion is a result of the operating leverage inherent in our business model and our control of corporate expenses.

                    For the full year, total revenue increased 12.3% over the prior year period of $246.6 million with comparable store sales increasing 11.5%. Total check cashing fees increased 8.3%; net lending revenue increased 18.1% and other revenue increased 10.8%.

                    Corporate expenses for the full fiscal year were $32.8 million, up 13.3% total revenue compared to $31.2 million or 14.2% of total revenue for the prior year period. Part of the reduction in corporate expenses is a result of revenue related to our previously discussed rationalization of our North American store support functions which we completed at the beginning of fiscal 2004.

                    Adjusted EBITDA for the fiscal year ended June 30, 2004 increased from $13.1 million or 25.6% to $64.6 million from $51.4 million for the prior fiscal year. Adjusted EBITDA as a percentage of total revenues increased to 26.2% for the full fiscal year from 23.4% for the prior fiscal year.

                    Net income increased $2.8 million or over 130% to $4.9 million for the full fiscal year from $2.1 million in 2003. As with the quarter results, we achieved this increase despite significant debt extinguishment charges; the charges for the full year were $7.5 million which encompassed the $220 million refinancing we did in November, as well as the early extinguishment of the UK debt at the end of the fiscal year.

                    As Jeff mentioned, our loss metrics are well in line with our expectation and continued strong performance, particularly in the US strong credit quality and reductions in losses as a percentage of gross revenue. On the bad check side, bad check and cash shortages taken together were about


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

                    7.8% of check cashing fees versus 7.9% the prior year.

                    Our provision for loan losses and servicing fee adjustments was 20.3% of gross loan fees during 2004 compared with 23.5% in 2003. For the quarter, this provision again, loan losses and servicing fee adjustments as a percentage of gross loan fees is 20.7% versus 25.1% in the year ago June quarter.

                    Probably three things driving this improvement: One, as I mentioned, the internal improvements, particularly in the US, that we continue to make in our centralized collection in customer service facilities. Secondly, a continued shift in the overall lending mix in the lower-loss environment of Canada. And thirdly, an overall improvement in delinquency rates on credit and installment loans. Moody's last week reported that credit card delinquencies in the US fell to a four-year low, which in some respects, is a nice counterweight to some of the retail sales reports that have been in the news recently that Jeff mentioned in his introduction.

                    On the balance sheet, I'll just point out quickly the cash number of $69.2 million as of June 30 includes $3.4 million of excess non-inventory cash. We had no borrowings on our credit line. Our $53.5 million US revolve or $10 million Canadian revolver at June 30th. During the June quarter, our peak revolver borrowings were only at $1.7 million and we only used our line five days during the quarter.

                    A  couple  other  notes  on  the  balance  sheet.   As  Jeff
                    mentioned, the repayment of the $8 million of other collateralized borrowing which, in the asset side of the balance sheets also takes the $8 million loans receivable pledge and moves that back into the loans receivable pool or category. Total loans receivable grew 35.8% which are consistent with the 18% growth we saw in net fees as well as normal shifting of the mix into Canada and UK which will lower yielding loans so on average, you have more portfolio needs to generate the fee increases that we've discussed.

                    Most of the significant changes in the liability side of the balance sheets relates to the two-part refinancings we completed, $220 million in November and the $21 million tack-on loan we did in June. For the fiscal year, we had capital expenditures of $8.7 million which includes about $550,000 for three stores we acquired in the June quarter. These were in the UK. Approximately one-third of the overall $8.7 million spending was for the 17 newly built and acquired stores, a third is for store level maintenance and a third is for corporate and information technology spending.

                    As we have talked about before, we continue to look for well-managed and attractively priced acquisitions. We bought three stores in the UK in June. We have nothing specific to report today, but we are more active in that market, in the US, in Canada and in the UK and we're evaluating a number of interesting potential transactions. Again, strategically, geographically interesting and creative acquisitions from a leverage and value standpoint.

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                    Now,  I'll talk for a second  about  guidance for the fiscal year ending June 30, 2005. As always, before we give you the numbers, I have to remind you that these statements are made as of this date and indicate only expectations of Jeff, the
                    rest  of  the  management  team  as  of  this  date.   These
                    statements supercede any and all previous statements made by
                    the  company   regarding   the  matters   addressed.   These
                    statements are forward-looking statements and cannot be guaranteed and may prove to be wrong. This outlook is based upon various assumptions which include but are not limited to the following: no material change in the products and services offered in all locations as of June 30 of 2004. And
                    no  material   adverse   results  remain  in  litigation  or
                    regulatory proceeding against the company that currently exist or that may arise in the future.

                    Having said that, from a store standpoint, we plan to open 25-35 new company-owned stores and 20-25 new franchise locations during fiscal year 2005. Also, given the strong performance of our business during the 2004 fiscal year, we estimate revenue for the full year will range from $261 million to $266 million; that's growth of 6-8% on the revenue line. And our adjusted EBITDA for the full year will range from $69 million to $71 million, that's a growth of 7-10% in adjusted EBITDA.

                    With that, we will be happy to take any questions that you have.

Coordinator         Thank you.  Please  stand by for the  questions to register.
                    Our first question comes from Michelle Dragonetti,  CS First
                    Boston.

M.Dragonetti        Hi, guys.

J.Weiss             Hi, Michelle.

D.Gayhardt          Hey, Michelle.

M.Dragonetti        I just have a couple of quick  questions  for you.  With the store expectations for '05, do you have a sense of the geographic split there?

D.Gayhardt          Our expectation is we will open a couple of stores in the US out of that group. And probably the remaining group will be spilt about 65-70% in Canada and 30-35% in the UK.

M.Dragonetti        And the stores for the US, does that  incorporate  the three franchised locations announced in your earnings release.

D.Gayhardt          No,  those  were  incorporated  in the 20-25  new  franchise locations. So we're saying 20-25 new franchise locations, most of those in Canada.

M.Dragonetti        Okay. And can you give a little bit more  information  about the franchise agreement announced? I know in the past, you've discussed that there was good interest on the part of Canadian existing franchisees for US franchises. Is that where those franchises are going? When do you expect them online?

D.Gayhardt          The first franchise was with a non-Canadian  franchise whose franchise we opened in the US. We are experiencing strong interest from Canadian franchisees and from non-franchisees.
                    At this point, I think it would be premature to say who's going to win the horse race for first franchises in the US.
                    We just don't know yet.

M.Dragonetti        Do we have a sense of location?

D.Gayhardt          Not yet.

M.Dragonetti        Okay.

D.Gayhardt          Primarily -

J.Weiss It will probably be in areas in which we are already operating.

D.Gayhardt          The Northwest and the West Coast.

J.Weiss             Right.

M.Dragonetti        Okay.  And then,  can you just  talk a little  bit about the installment product you talked about? Where is that being rolled out? How's that going, generally, what the process is there?

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D.Gayhardt          We've been operating the installment  loan program in the UK and this is basically taking - we've been operating in the UK for about 18 months. And this is essentially taking our better-quality payday loan customers and for a lack of a better term, kind of trading them up into a longer-term product that offers the flexibility of - it's a larger loan, offers an extended term and a lower rate to the customer. We've done some marketing sort of outside our existing customer base and sort of called Greenfield customers but most of the success we've had, both in terms of volume and in terms of the credit quality, has been in the existing payday loan customers who we know are good customers and moving them up to a different product.

                    So I think we've had - I'd call it - a very extended and very successful test in the UK and that is being rolled out to our UK stores.

                    In the US and in Canada - in Canada, we have a pilot that's been operating for, I think about three months now. In the US, it's really just in the process of being piloted right now. But again, the expectation won't be that this is going to be a product that would any way, from a volume or a profitability standpoint, impact our results the way the payday loan product does.

                    But we think there's certainly a number of businesses out there that compete with this kind of a product and our view is that if we have good quality payday customers, we may as well capture that business because they're likely to be trading up and the business goes somewhere else.

J.Weiss And it advances our ability to leverage our technology, both in Salt Lake City and elsewhere, in order to track potential customers and to make sure that our credit and control apparatus is equal to the task of both granting credit and having successful collection activity. And that's yet another advantage of the centralized credit facility.

M.Dragonetti        How has the credit performance been on that product?

D.Gayhardt          On the installment lending product?

M.Dragonetti        Yes.

D.Gayhardt          It's been  good.  Delinquencies  generally  run a little bit higher than what we've seen in the payday product. But as a percentage of revenue, come down to about where our payday loan borrowers perform as a percentage of gross fees. It's a little bit more work to collect those but it's still an acceptable net yield to us.

M.Dragonetti        Okay.  And then just finally,  any sense of valuation of the discussed rollout from Wal-Mart of the extension of their check-cashing products?

D.Gayhardt          Let's start with maybe the ending comment which is, we still haven't seen any real impact from that in our US operations.
                    And we believed  that the product that  they're  offering is essentially  a solid-gold  check  cashing  product,  you get
                    preprinted   payroll  checks  from   nationally   recognized
                    employers and that's not a core component of our check cashing business right now. We're cashing many handwritten payroll checks. They'll only cash checks from McDonalds. Our core customer works for Joe Sand. We talked about Joe Sand and Gravel or Mary's Nail Salon.

                    Certainly the US is part of a more competitive US check-cashing market, but we haven't seen the material impact from it. Again, only about 20-30% of our stores are proximate to a Wal-Mart location. And in fact, we've seen areas - the mystery shopping reports that we just got last week are that a lot of the initial point of purchase signage, etc., has come down. So it's not, if you walk into, as a new customer, into Wal-Mart today, you're probably not even going to know it's available as a service.

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

J.Weiss Moreover, for the same category of check, their pricing is kind of the industry pricing so there really isn't a
                    significant   pricing   advantage  to  doing  that  task  in
                    Wal-Mart.

M.Dragonetti        Right. And then that 20-30% overlap is just from geographic.
                    It doesn't speak to the fact that they are more selective in the type of check, right?

D.Gayhardt          Correct.

J.Weiss Right. That's just overall. Twenty percent is within a mile of our stores and 30% would be within the same zip code. It depends on how you want to draw the map.

M.Dragonetti        Right. Okay.

D.Gayhardt          Okay.  And Michelle,  one more part I forgot to mention,  on the installment loans, just as a bigger than a breadbox point, the balance of UK installment loans for us now is about $3 million and that's included in other consumer lending receivables.

M.Dragonetti        Okay. Great, thanks.

D.Gayhardt          ... US dollars.

M.Dragonetti        Thanks.

Coordinator         We have a question from Michael Temple, Pioneer Investments.

M.Temple Gentlemen, hi. I was wondering if you could clear up a couple of things for me. You may have mentioned this on your call, but I didn't catch it. As I look at your March 31, 2004 balance sheet and the June 30, 2004 balance sheet, I see a drop in cash of $10 million and an increase in debt of about $20 million. Now, my guess is - and correct me if I'm wrong - that the $20 million tack-on which is the increase in debt went to reduce additional paid on capital - I'm assuming that was a dividend of the parent?

D.Gayhardt          That's  right.  That was a dividend  to the parent to redeem zero coupon discount notes that are at our parent level.

M.Temple            And that don't show up on the balance sheet here.

D.Gayhardt          They don't  show up on the  balance  sheet of the  operating company, right.

M.Temple Great. Okay. And then in terms of the refinancing of the $8 million, the early pay down of the $8 million was that not on the balance sheet as well? Was that off-balance sheet financing?

D.Gayhardt          No, that's on the March 30 balance sheet.

M.Temple            And where does that show up?

D.Gayhardt          As other collateralized borrowers.

M.Temple            Other collateralized borrowers.

D.Gayhardt          Eight million.

M.Temple            Okay. So, we're pretty much done with that, then?

D.Gayhardt          Yes, we repaid the entire $8 million on June 30th.

M.Temple            Okay. And then is that why cash went down as much as it did?

D.Gayhardt          Actually,  cash is - as I mentioned,  with the  exception of the $3 million or so, cash is basically inventory cash and what going to impact cash is the day of the week on which the reporting period closes. So if you close on a Friday, if the Friday is the 30th or the 31st at the end of your quarter, you're going to have higher cash balances to meet check cashing and loan needs. If it's a Tuesday/Wednesday, you're going to have lower. I don't have a calendar in front of me.

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

M.Temple            No, that's fine. I understand.

D.Gayhardt          But I think if you  probably  look,  you'll  find that March
                    31st was a - my recollection is that that was towards the end of the week and - we'll get a calendar. If that doesn't clear it up, we can follow up.

M.Temple Well, is there any way to give us a sense of what is available for corporate purposes versus how much is in inventory at the various stores?

D.Gayhardt          Well, yes. As I mentioned,  what we do is kind of smooth out the variances within the week. I think Jeff mentioned in his opening comments, either mine or Jeff. But we have $16.7 million of -

J.Weiss - excess cash on the balance sheet. And we have essentially an undrawn $53.5 million revolver.

D.Gayhardt          Yes.  That was during the month of June.  If you take the 30 days ending June 30th, the average day we had $16.7 million in the bank.

M.Temple I'm just trying to get a sense of your liquidity profile given the statement that you might be looking at several acquisitions next year. Are any of them potentially large in size, or would that necessitate the actual completion of the IPO that you're talking about?

D.Gayhardt          Nothing we're currently in any active  discussion with is of the size that would require outside financing.

M.Temple Okay. Fair enough. And you've given us some guidance for EBITDA next year. Do you have any guidance for cap-X, additional investments, working capital, that type of thing so we can get a better sense of how much free cash flow you may or may not be able to generate?

D.Gayhardt          I think  in terms  of  cap-ex,  you'll  probably  see  cap-X increase with a few more new stores, increase from $8.7 into the range of $9 to $10 million.

M.Temple            Okay.

D.Gayhardt          In terms of working capital,  as a rule of thumb, and again, remember the same thing I just talked about in terms of the way the days move around, it makes it very hard to say. You could get a working capital amount for the year that looks very strange based upon June 30, '05, the day on which that
                    - the reporting ...

J.Weiss             The day of the week on which that falls.

D.Gayhardt          But  generally,  we say  somewhere in the range of 12-15% of the growth in sales dollars is - you have to reinvest that in terms of working capital to support again, additional cash in the stores, loan balances, etc.

M.Temple Now, does that get affected at all by the additional store openings? Is a multiplier effect?

D.Gayhardt          A  full-service  store costs us about  $110,000 to build and
                    $50,000 or $60,000 of working capital. So 12-15% of growth in sales plus $50-$60,000 per store.

M.Temple Okay, great. And then finally, the quarter looked great but the one number that was a little bit disconcerting, although clearly didn't affect results much was the corporate overhead. You correctly pointed out that it's only slightly higher than it was last year, but if you look at the trend, the trend is that it's creeping up quite substantially year-over-year and even quarter-over-quarter from the December quarter to the March quarter to the June quarter.

                    Is that just in relationship to the IPO expenses and the due diligence therein or is there something else going on?

D.Gayhardt          No, the IPO expenses  are  capitalized  or actually  they're deducted  from  equity so there  aren't any IPO  expenses in there.  Again,  a big  chunk of it is the  currency  stuff I talked about is on the order of $900,000 or so. Also,  given
                    the  performance  of  the  business,   we  had  some  higher
                    incentive awards as well. So probably some of that will be smoothed out a little bit more as we go forward.

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M.Temple            Okay. Well, gentlemen,  it's been a great story and I'm very pleased with the investment. So, keep it up.

D.Gayhardt          Thank you.

J.Weiss             Thanks.

Coordinator         Christopher Brown, Barclays Global Investors.

C.Brown             Great quarter, guys.

D.Gayhardt          Hey, Chris.

J.Weiss             Hey, Chris.

C.Brown Hi. I just want to ask you a couple questions about the Hold-Co notes and the IPO - any new thoughts about how you might pay those off and the timing of the IPO, when or if you might bring that back?

D.Gayhardt          You know I can't say anything.

C.Brown             I thought I'd ask.

D.Gayhardt          We continue to valuate  what's  going on in the market.  And when we have news to tell you, then we'll tell you.

C.Brown             Or ultimately, you could tell us.

D.Gayhardt          Yes. There was a postponement, not a cancellation.

C.Brown Okay. And other than that, there's no other plans to pay off the Hold-Co notes?

D.Gayhardt          No, I think we've  talked about it before.  Obviously  those are high-rate notes and as you line up your corporate financing priorities, paying off your higher-rate debt is much more of a priority. So it's certainly a focus of ours.

C.Brown Okay. And separate from all that, all the new store openings that you have, both company-owned and franchised, is there any reason why you're focused more outside the US than in the US?

D.Gayhardt          Well,  I think we've spoken to this  before.  In Canada,  we essentially have the only national brand; we're the only national provider. The Canadian stores have our terrific return for us, they ramp up very rapidly. In the UK, we are, I guess, kind of in the childhood of the same position we are in Canada. We're the only national player; we're the largest by a factor of five or ten. It's still Greenfield days in the UK so I would say for competitive and strategic reasons, the deployment of capital in the UK and Canada have been much better deployments.

                    Now, the US is a terrific market and deployment of capital there also yields terrific results, but in comparison to the results from Canada and the UK, they're not quite as good and hence we emphasize those jurisdictions. Although I think you will see that we will find alternative distribution platforms in the US such as franchising which we intend to grow.

C.Brown Okay. And a separate question and this may be hard to get a feel for, is your market share both in the US and in the UK, do you see some of your other competitors - how are you growth in relative to the overall market?

D.Gayhardt          Well,  you know,  this is an industry in which  statistics -
                    there  is  really  no  central   repository  of  statistical
                    information. We get fragmentary information. Certainly our market share in Canada and the UK continues to grow and because our business expands in the US, our business grows.
                    Whether our market share is growing or the market is expanding, I don't know. And certainly, we have the benefit of an expanding market in all three countries. But I don't know how we would break it out in the US.

C.Brown             Okay.

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D.Gayhardt          In the U.S.  there  is  approximately  25,000  check-cashing stores, or maybe more. So our market share is very small. What I think we know in Canada or in the UK, is that based upon what we know from the trade association there is, larger competitors, we are, from a revenue standpoint, we're more than five times larger than our nearest competitor.

C.Brown             Okay. Great, guys.

D.Gayhardt          Great. Thanks.

C.Brown             Great quarter.

D.Gayhardt          Thank you.

Coordinator         Oliver Corlett, Jeffries.

O.Corlett           My question has been answered. Thank you.

Coordinator         Thank you. At this time, I am showing no further questions.

J.Weiss Well, then, we will conclude the call. Don and I thank you very much for your attention and we look forward to speaking with you in the future. Don?

D.Gayhardt          That's all I have. Thanks, everybody.

J.Weiss             Thank you, everyone. Bye.

Coordinator         Thank you for  participating  in the Dollar  Financial Group fiscal 2004 year-end operating results conference call. The call has concluded and you may disconnect at this time.
                    Thank you.


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